Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-252187) on Form S‑8 of Charlie's Holdings, Inc. of our report dated April 12, 2022, relating to the consolidated financial statements, appearing in the Annual Report on Form 10‑K of Charlie’s Holdings, Inc. for the year ended December 31, 2021.

/s/ BAKER TILLY US, LLP

Irvine, California

April 12, 2022